Exhibit 99.1

Microsoft Reports Record First Quarter Earnings

Microsoft Delivers 12% Revenue Growth and 29% Operating Income Growth

Redmond, Wash. – Oct. 21, 2004 – Microsoft Corp. today announced revenue of $9.19 billion for the quarter ended September 30, 2004, a 12% increase over revenue of $8.22 billion for the same period in the prior year. Operating income for the first quarter was $4.05 billion and net income was $2.90 billion. Diluted earnings per share exceeded Microsoft’s guidance by $0.02 and were $0.27 including stock-based compensation expense.

“We’ve had a strong beginning to what we expect will be a very good year with continued growth in both our commercial and consumer businesses,” said John Connors, chief financial officer at Microsoft. “This quarter we had a very healthy commercial server and desktop business driving double digit revenue growth, and we expect to continue the trend of growing revenue faster than expenses as we work to make each of our businesses more efficient and profitable.”

Demand for Microsoft’s core platform products from business customers and growth in shipments of PCs and servers drove strong results in the Client, Information Worker and Server and Tools groups. In particular, Server and Tools revenue grew 19% driven by broad platform strength led by Windows Server™, SQL Server™ and Exchange Server. “In addition to the success of our flagship server products, we continue to be very pleased with the customer momentum for our management products. The recent release of Microsoft® Operations Manager 2005 and the upcoming release of Microsoft System Center 2005 are creating excitement in the market, as evidenced by the greater than 20% revenue growth this quarter in our management server business. This is another example of integrated innovation across the entire Windows Server System™ adding business value for our customers,” said Eric Rudder, senior vice president, Server and Tools group.

Microsoft’s consumer-focused businesses also performed well. MSN® again achieved segment profitability while growing revenues by 10% over the first quarter of the prior year on continued strength in its Internet advertising business. Home and Entertainment revenue grew

9% driven by increased sales of Xbox® consoles and games while its operating loss narrowed by more than 47% compared to the prior first quarter as a result of higher than expected sales of Xbox games. Set to launch on November 9th, Halo 2 is one of the most anticipated video games on any platform and has achieved record-breaking video game pre-orders of 1.5 million. “Xbox continues to be the only platform to show year-over-year growth and has now outsold Sony PlayStation 2 for two months in a row in the United States,” said Robbie Bach, senior vice president, Home and Entertainment group. “With a robust portfolio of games and cornerstone titles like Halo® 2 and Fable – which was the top selling video game across all platforms in September – our holiday lineup is the strongest in Xbox history. Moreover, with 150 Xbox Live titles available this holiday, we expect the market momentum around the Xbox business to continue to accelerate.”

Business Outlook

Management offers the following guidance for the quarter ending December 31, 2004:

•	Revenue is expected to be in the range of $10.3 billion and $10.5 billion.

•	Operating income is expected to be in the range of $4.2 billion and $4.3 billion, including stock-based compensation expense.

•	Diluted earnings per share are expected to be $0.28, including stock-based compensation expense.

Management offers the following guidance for the full fiscal year ending June 30, 2005:

•	Revenue is expected to be in the range of $38.9 billion and $39.2 billion.

•	Operating income is expected to be in the range of $16.4 billion and $16.7 billion, including stock-based compensation expense.

•	Diluted earnings per share are expected to be in the range of $1.07 and $1.09, including stock-based compensation expense.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with John Connors, chief financial officer, and Scott Di Valerio, corporate controller, to discuss details regarding the company’s performance for the quarter and other forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on October 21, 2005.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, sales channel disruption such as the bankruptcy of a major distributor, and reliance on sole source suppliers for key components of Xbox that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to MSN service distribution channels that are controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property rights; adverse effects on our business that might result if an unauthorized disclosure of a significant portion of our source code were to occur; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the risk that actual or perceived security vulnerabilities in our products could adversely affect our revenues; implementation of operating cost structures that align with revenue growth; unavailability of insurance; uninsured losses; adverse results in litigation; unanticipated tax liabilities; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems; the level of corporate information technology spending and changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” and “Issues and Uncertainties” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.microsoft.com/msft.

All information in this release is as of October 21, 2004. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Halo, MSN, Windows, Windows Server, Windows Server System, and Xbox are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Curt Anderson, general manager, Investor Relations (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended September 30
	2003	2004
Revenue	$8,215	$9,189
Operating expenses:
Cost of revenue	1,480	1,469
Research and development	1,611	1,548
Sales and marketing	1,505	1,663
General and administrative	471	458

Total operating expenses	5,067	5,138

Operating income	3,148	4,051
Investment income and other	753	279

Income before income taxes	3,901	4,330
Provision for income taxes	1,287	1,429

Net income	$2,614	$2,901

Earnings per share:
Basic	$0.24	$0.27

Diluted	$0.24	$0.27

Weighted average shares outstanding:
Basic	10,811	10,873

Diluted	10,885	10,920

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2004	September 30, 2004
Assets
Current assets:
Cash and equivalents	$15,982	$11,141
Short-term investments	44,610	53,274

Total cash and short-term investments	60,592	64,415
Accounts receivable, net	5,890	5,106
Inventories	421	608
Deferred income taxes	2,097	1,522
Other	1,566	1,245

Total current assets	70,566	72,896
Property and equipment, net	2,326	2,317
Equity and other investments	12,210	12,185
Goodwill	3,115	3,115
Intangible assets, net	569	534
Deferred income taxes	1,829	1,545
Other long-term assets	1,774	1,676

Total assets	$92,389	$94,268

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,717	$1,439
Accrued compensation	1,339	918
Income taxes	3,478	3,640
Short-term unearned revenue	6,514	6,149
Other	1,921	3,292

Total current liabilities	14,969	15,438
Long-term unearned revenue	1,663	1,633
Other long-term liabilities	932	878
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000;
Shares issued and outstanding 10,862 and 10,865	56,396	57,147
Retained earnings, including accumulated other comprehensive income of $1,119 and $1,208	18,429	19,172

Total stockholders’ equity	74,825	76,319

Total liabilities and stockholders’ equity	$92,389	$94,268

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended September 30
	2003	2004
Operations
Net income	$2,614	$2,901
Depreciation, amortization, and other non-cash items	328	183
Stock based compensation	1,015	745
Net recognized (gains) / losses on investments	(279)	165
Stock option income tax benefits	489	128
Deferred income taxes	6	293
Unearned revenue	2,214	2,599
Recognition of unearned revenue	(2,983)	(3,062)
Accounts receivable	676	861
Other current assets	(314)	(202)
Other long-term assets	(14)	18
Other current liabilities	(276)	(573)
Other long-term liabilities	(52)	(49)

Net cash from operations	$3,424	$4,007

Financing
Common stock issued	695	487
Common stock repurchased	(1,045)	(355)
Common stock cash dividend	0	(870)

Net cash from financing	($350)	($738)

Investing
Additions to property and equipment	(167)	(173)
Acquisition of companies, net of cash acquired	(4)	0
Purchases of investments	(24,598)	(29,608)
Maturities of investments	2,650	7,201
Sales of investments	18,371	14,467

Net cash from investing	($3,748)	($8,113)

Net change in cash and equivalents	(674)	(4,844)
Effect of exchange rates on cash and equivalents	4	3
Cash and equivalents, beginning of period	6,438	15,982

Cash and equivalents, end of period	$5,768	$11,141

Microsoft Corporation

Segment Revenue and Operating Income / (Loss)

(In millions)

Revenue	Three Months Ended September 30
	2003	2004
Segments
Client	$2,809	$2,993
Server and Tools	1,880	2,235
Information Worker	2,254	2,560
Microsoft Business Solutions	147	160
MSN	491	540
Mobile and Embedded Devices	53	69
Home and Entertainment	581	632

Total revenue	$8,215	$9,189

Operating Income / (Loss)	Three Months Ended September 30
	2003	2004
Segments
Client	$2,252	$2,392
Server and Tools	381	701
Information Worker	1,604	1,891
Microsoft Business Solutions	(68)	(41)
MSN	57	77
Mobile and Embedded Devices	(34)	(20)
Home and Entertainment	(273)	(142)
Other	(771)	(807)

Total operating income / (loss)	$3,148	$4,051

Microsoft Corporation

Financial Highlights

First Quarter Fiscal 2005

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2004)

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in this document. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Summary

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$8,215	$9,189	12%
Operating income	$3,148	$4,051	29%

Our revenue increase for the three months ended September 30, 2004 was primarily driven by growth in licensing of Windows Server operating systems and other server applications, Information Worker products and Windows Client operating systems through OEMs, as a result of growth in PC and server hardware shipments and overall improvements in IT spending. We believe that small and mid-market customers led the improvements in IT spending.

We estimate growth in PC shipments was 10% during the first quarter of fiscal 2005, as compared to the same period in fiscal 2004. We estimate that total server hardware shipments grew 16%, with Windows Server shipments growing faster than the overall sector at 18% in the first quarter of fiscal 2005. The net impact of foreign exchange rates on revenue was positive in the three months ended September 30, 2004, primarily due to relative strengthening of most foreign currencies against the U.S. dollar. Had the rates from prior year been in effect in first quarter fiscal 2005, translated international revenue earned in local currencies would have been approximately $221 million lower. We hedge a portion of our international currency exposures, thereby reducing our overall translation exposure.

For the three months ended September 30, 2004, the operating income increase of $903 million was primarily driven by an increase in revenue in Client and Information Worker, which have higher gross margins as compared with other segments. The operating income increase was also attributable to lower headcount-related costs, primarily associated with a $270 million decline in stock-based compensation expense.

SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

Our seven segments are: Client; Server and Tools; Information Worker; Microsoft Business Solutions; MSN; Mobile and Embedded Devices; and Home and Entertainment.

The revenue and operating income/(loss) amounts in this section are presented on a basis consistent with U.S. GAAP applied at the segment level. Fiscal year 2004 segment information has been restated for certain internal reorganization and changes to certain internal accounting methods to conform to the current period presentation. Certain corporate level expenses have been excluded. Those expenses primarily include corporate operations related to sales and marketing, product support services, human resources, legal, finance, IT, corporate development and procurement activities, research and development and other costs, and accrued legal contingencies. Corporate expenses were $771 million, and $807 million in the three months ended September 30, 2003 and 2004 respectively. The increase in corporate expenses was due to an increase in global marketing and headcount and other costs, partially offset by a $39 million decline in stock-based compensation and lower legal costs.

Client

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$2,809	$2,993	7%
Operating income	$2,252	$2,392	6%

Client includes revenue from Windows XP Professional and Home, Windows 2000 Professional, and other standard Windows operating systems. The Client revenue growth is largely correlated with the growth of purchases of PCs from OEMs that pre-install versions of Windows operating systems.

Client revenue increase was driven by a 10% growth in OEM licenses and 6% growth in OEM revenue from increased PC unit shipments. The difference between OEM unit growth and revenue growth was driven partially by the continuing impact of the fiscal 2003 revision in the deferral rates and product lives on undelivered elements of unearned revenue. The mix of Windows operating systems licensed during the quarter with premium edition operating systems as a percentage of total Client operating systems licensed during the quarter decreased by 2 percentage points to 60% of total Client operating system as compared to the first quarter of the prior fiscal year because of a decline in commercial and retail licensing of premium Client operating systems.

Client operating income for the quarter increased from the prior year due to growth in Client OEM revenue and a decrease in headcount-related costs primarily associated with a $29 million decline in stock-based compensation. These impacts were partially offset by an increase in operating expenses associated with the continued development of the Windows Client next generation operating system (Longhorn) and completion and delivery of revisions addressing security vulnerabilities and program fixes including Windows Service Pack 2. The operating income for the first quarter of fiscal 2004 has been restated due to the consolidation of the Windows Security group within Client from Server and Tools.

We plan to continue our efforts to increase premium product mix and anticipate that continued PC market growth will result in revenue growth for the remainder of fiscal year 2005. We expect these impacts to be partially offset by the decrease in revenue earned from Upgrade Advantage licensing agreements. We expect that our Enterprise Agreement (EA) contracts that expire in fiscal 2005 will be partially offset by renewals and new EA contracts. The Client commercial and retail licensing revenues are expected to continue to lag behind overall Client revenue growth.

Server and Tools

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$1,880	$2,235	19%
Operating income	$381	$701	84%

Server and Tools consists of server software licenses and client access licenses (CALs) for Windows Server, SQL Server, Exchange Server, and other servers. It also includes developer tools, training, certification, Microsoft Press, Premier and Professional product support services, and Microsoft consulting services. The segment concentrates on licensing products, applications, tools, content, and services that make information technology professionals and developers more productive and efficient. The segment uses multiple channels for licensing including pre-installed OEM versions, licenses through partners, and licenses directly to end customers. The licenses are sold both as one-time licenses and as multi-year volume licenses depending upon the needs of different customer segments. The segment uses product innovation and partnerships with information technology professionals to drive the adoption and sales growth of its products. Server and Tools growth is driven by performance of the overall market for information technology, both hardware and software. The results for the first quarter of fiscal 2004 have been restated due to the reclassification of Professional product support services from Information Worker into Server and Tools.

We estimate that overall server hardware shipments grew 16% in the first three months of fiscal 2005 compared to the prior year. Server and Tools revenue increase was driven by an estimated 18% increase in

Windows-based server shipments resulting in 19% growth in new Windows Server license units as well as growth in SQL Server, Exchange Server and Core CAL revenue. Server and Server applications revenue, including CAL revenue, grew $288 million or 20% in the first quarter of fiscal 2005 as compared with the corresponding period in fiscal 2004. Consulting and Premier and Professional product support services revenue increased $64 million or 23% compared to the prior year primarily due to increased consultant utilization and new Premier customers. Foreign exchange rate changes provided approximately $71 million or 4 percentage points of total Server and Tools revenue growth.

Server and Tools operating income growth was primarily due to a 19% increase in revenue and a 2% growth in operating expenses. Lower headcount costs, driven primarily by a $94 million decline in stock-based compensation partially offset by an increase in research and development costs associated with product development for upcoming products such as SQL Server 2005 and Visual Studio 2005, contributed to the relatively low growth in operating expenses. The operating income for the first quarter of fiscal 2004 has been restated due to the reclassification of Windows Security group within Client from Server and Tools.

Information Worker

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$2,254	$2,560	14%
Operating income	$1,604	$1,891	18%

Information Worker consists of the Microsoft Office System of programs, servers, services, and solutions designed to increase personal, team, and organization productivity. Information Worker includes Microsoft Office, Microsoft Project, Microsoft Visio, SharePoint Portal Server CALs, and other information worker products including Microsoft LiveMeeting and OneNote. Most revenue from this segment comes from licensing our Office System products. Revenue growth depends on the ability to add value to the core Office product set and expand our product offerings in other information worker areas such as document lifecycle and collaboration. As announced in the fourth quarter of fiscal 2004, the Small and Mid-Market Solutions & Partners (SMS&P) organization, which was historically part of the Information Worker segment, was aligned in the Microsoft Business Solutions segment. As a result of this re-alignment, Information Worker segment information has been restated to reflect the transfer of the SMS&P organization to Microsoft Business Solutions. The results for the first quarter of fiscal 2004 have also been restated due to the reclassification of product support services from Information Worker into Server and Tools.

The increase in Information Worker revenue was primarily attributable to 13% or $261 million in volume licensing and retail packaged product growth driven by the continued strength of Office 2003 and a favorable comparison to the first quarter of fiscal 2004 due to $137 million of revenue deferred for Office 2003 product upgrade rights provided to customers who purchased Office in the first quarter of fiscal 2004. Additionally, foreign exchange rate changes provided approximately $97 million or 4 percentage points of revenue growth compared to the first quarter of the prior year. Continued strength of Office 2003 also resulted in OEM licensing revenue growth of 15% or $45 million in the first quarter fiscal 2005 as compared with the corresponding period in fiscal 2004.

Information Worker operating income in the three months ended September 30, 2004 increased from the prior year primarily due to growth in revenue and a reduction in operating expense associated with headcount-related costs primarily from a $32 million decline in stock-based compensation in the quarter.

Microsoft Business Solutions

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$147	$160	9%
Operating loss	($68)	($41)	(40%)

Microsoft Business Solutions develops and markets business applications and related services designed to help small and mid-market businesses efficiently use, manage, and analyze business resources. Our products consist of Microsoft Great Plains, Microsoft Navision, Microsoft Axapta, Microsoft Solomon, Microsoft CRM, MBN/Retail Manager, other business applications, and the Microsoft Partner Program. Microsoft Business Solutions revenues are affected by the general economic environment and enterprise information technology spending in particular. As announced in the fourth quarter of fiscal 2004, Microsoft Business Solutions now includes the SMS&P organization, which previously had been included in Information Worker. Microsoft Business Solution results have been restated to reflect the inclusion of SMS&P for all periods presented. Also as a result of the reorganization, Microsoft Partner Program became a component of Microsoft Business Solutions.

The increase in Microsoft Business Solutions revenue for the three months ended September 30, 2004 was driven by continued growth from Microsoft CRM and Microsoft Axapta products, together with a 26% increase in Microsoft Partner Program revenue.

The operating loss for the three months ended September 30, 2004 declined from the comparable period in fiscal 2004 due to higher Microsoft Business Solutions product revenue, reduced acquisition amortization costs, and lower headcount–related costs primarily associated with a $16 million decline in stock-based compensation in the first quarter of fiscal year 2005.

MSN

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$491	$540	10%
Operating income	$57	$77	35%

MSN includes personal communications services, such as e-mail and instant messaging, and information services, such as MSN Search and the MSN portals and channels around the World. MSN also provides a variety of paid services resulting in revenue for the segment including MSN Internet Access, and MSN Premium Web Services. Revenue is principally generated from advertisers on MSN, from consumers through subscriptions and transactions generated from MSN Premium Web Services and from subscribers to MSN Narrowband Internet Access.

In the first quarter of 2005, MSN advertising revenue increased $56 million or 23% from the prior year. The increase was partially offset by a decline of $28 million or 12% in Internet Access revenue, primarily from the migration of Internet Access subscribers to broadband or other competitively priced Internet service providers. Revenue from subscriptions and transactions services other than Internet Access increased $21 million in the first quarter of 2005 to $38 million. At the end of the first quarter of fiscal 2005, MSN had 3.8 million Internet Access subscribers compared to 5.6 million at the end of the same quarter last year, and 9.1 million total subscribers compared to 8.0 million at the end of the first quarter of fiscal year 2004. In addition, MSN has over 350 million unique users monthly, 187 million active Hotmail accounts, and 146 million active Messenger accounts.

MSN operating income improvement was attributable to an increase in revenue from advertising in both display and paid search, a decline in customer acquisition costs and other expenses related to the Internet Access business, and a reduction in headcount-related costs primarily associated with a $19 million decline in stock-based compensation. The increase in operating income was partially offset by a tax refund of $48 million in the first quarter of fiscal 2004.

Mobile and Embedded Devices

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$53	$69	30%
Operating loss	($34)	($20)	(41%)

Mobile and Embedded Devices includes Windows Mobile software, Windows Embedded device operating systems, MapPoint, and Windows Automotive. These products extend the advantages of the Windows platform to mobile phones and Pocket PCs. The segment is also responsible for managing sales and customer relations with device manufacturers and with network service providers, including telecommunication, cable and wireless companies, and host and network equipment providers. The embedded operating system market is highly fragmented with many competitive offerings and relatively short product life cycles that affect our continuing revenue streams.

Mobile and Embedded Devices segment revenue growth was primarily driven by unit volume increases in all product lines, especially embedded products and MapPoint. The growth was driven by embedded products due to increased shipments in existing channels and an expansion of the distribution channel, increasing market share for Pocket PCs, and the introduction of new MapPoint products. The growth was hampered by delayed introduction of new SmartPhone devices. MapPoint revenue benefited from Street & Trips 2005 and Street & Trips GPS bundle that were launched in August 2004.

The operating loss for Mobile and Embedded Devices for the three months ended September 30, 2004 decreased compared to the corresponding period in fiscal 2004 primarily due to an increase in revenue and a reduction in headcount-related costs primarily associated with a $9 million decline in stock-based compensation.

Home and Entertainment

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$581	$632	9%
Operating loss	($273)	($142)	(48%)

Home and Entertainment includes the Microsoft Xbox video game console system, PC games, the Home Products Division (HPD), and TV platform products for the interactive television industry. The relative success of competing video game consoles is determined by console functionality, the portfolio of video game content for the console, and the relative market share of the console. We are a relatively new entrant in the video game console business with our first release in fiscal 2002, and have already established ourselves as one of the leaders. Revenue and unit volumes have grown quickly since 2002, but revenue growth moderated in fiscal 2004 due to price reductions typical at this stage in the console lifecycle. We believe our competitive position and revenue is bolstered by our increasing software game attach rates, providing higher margins to offset the decreasing price trend on consoles sold. Currently, Xbox consoles have negative gross margins.

In the three months ended September 30, 2004, Xbox revenue increased $71 million or 23% with $129 million related to higher Xbox software and console volumes as compared with the first quarter of the prior fiscal year. This was partially offset by a $58 million decline related to price reductions of Xbox consoles and software. Xbox console volumes increased 4% in the three months ended September 30, 2004 compared to fiscal 2004. The Xbox life-to-date U.S. games attach rate increased to 7.3 games per console according to industry analyst NPD as of September 30, 2004. Revenue from consumer hardware and software, PC games and TV platforms declined $20 million or 7% compared to fiscal 2004 due to lower PC games software sales.

The decrease in operating loss in the three months ended September 30, 2004 was primarily due to an increase in Xbox software volumes and a reduction in headcount related costs, primarily associated with a $19 million decline in stock-based compensation. This was partially offset by an increase in costs associated with the next generation console development efforts. Operating expenses continue to be driven by investment in the next generation Xbox platform design, sales and marketing efforts directed towards holiday season promotions, and headcount-related costs.

Cost of revenue

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Cost of Revenue	$1,480	$1,469	(1%)
As a percent of revenue	18.0%	16.0%	(2.0	)pp

Cost of revenue includes manufacturing and distribution costs for products and programs sold, operation costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, and costs associated with the delivery of consulting services. The decrease in the three months ended September 30, 2004 was primarily driven by a reduction in costs associated with MSN Internet Access and a reduction in headcount-related costs primarily associated with a $40 million decline in stock-based compensation. This was partially offset by increased costs in product support and consulting services.

Research and development

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Research and development	$1,611	$1,548	(4%)
As a percent of revenue	19.6%	16.8%	(2.8	)pp

Research and development expenses include payroll, employee benefits, stock-based compensation and other headcount-related costs associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Research and development expenses in the first quarter of fiscal 2004 decreased due to a $136 million decline in stock-based compensation costs. This was partially offset by an increase in product development costs associated with upcoming products, primarily the next generation of Xbox console, SQL Server 2005—code named “Yukon” and other server products.

Sales and marketing

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
Sales and marketing	$1,505	$1,663	10%
As a percent of revenue	18.3%	18.1%	(0.2	)pp

Sales and marketing expenses include payroll, employee benefits, stock-based compensation, and other headcount-related costs associated with sales and marketing personnel and advertising, promotions, tradeshows, seminars, and other programs. Sales and marketing expenses increased in the first quarter of fiscal 2005 due to a net 4% increase in sales expenses related to headcount additions, principally in the Enterprise and Small/ Medium business sales forces, partially offset by a $63 million decline in headcount-related stock-based compensation. The increase in sales and marketing expenses was also attributable to an 8% increase in marketing expense primarily related to global marketing programs and Home and Entertainment.

General and administrative

	Three months ended September 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)
General and administrative	$471	$458	(3%)
As a percent of revenue	5.7%	5.0%	(0.7	)pp

General and administrative costs include payroll, employee benefits, stock-based compensation, and other headcount-related costs associated with finance, legal, facilities, certain human resources, other administrative headcount, and legal and other administrative fees. General and administrative costs decreased in the three months ended September 30, 2004 due to lower legal costs and stock-based compensation costs. This was partially offset by costs associated with an increase in headcount.

INVESTMENT INCOME, INCOME TAXES, AND OTHER

Investment Income and Other

The components of investment income and other are as follows:

(In millions) / Three months ended September 30	2003	2004
Dividends and interest	$484	$411
Net gains (losses) on investments	245	53
Net gains (losses) on derivatives	34	(195)
Net gains (losses) on equity investees and other	(10)	10

Investment income (loss) and other	$753	$279

Dividends and interest income declined $73 million to $411 million in the first quarter of fiscal 2005 as compared to the corresponding quarter in fiscal 2004 due to a higher allocation of funds to lower yielding, more liquid asset classes. Net realized gains on investments declined to $53 million in the first quarter of fiscal 2005 compared to $245 million in the first quarter of the prior year resulting from fewer sales of investments. Net realized gains on investments includes other-than-temporary impairments of $23 million in the three months ended September 30, 2004 compared to $18 million in comparable period in fiscal 2004. Net derivative losses were $195 million in the first quarter of fiscal 2005 compared to net gains of $34 million in the comparable quarter of the prior year resulting primarily from interest rate and foreign currency related instruments. Derivative instruments are used to manage exposures to interest rates, equity prices, and foreign currency markets. During the first quarter of fiscal 2005, losses related to interest rate derivatives used to economically hedge against a rise in interest rates were $75 million resulting from a decline in longer-term interest rates. These losses were offset by unrealized gains related to an increase in the market value of fixed income securities. Also during the first quarter of 2005, losses related to foreign currency contracts were $105 million, related in part to hedging anticipated foreign currency revenues while the dollar generally declined against most currencies (except the yen), as well as economically hedging foreign currency based investment exposures. Losses related to hedging foreign currency based investment exposures were offset by unrealized gains in the underlying assets. In the first quarter of fiscal 2004, losses related to foreign currency and interest rated sensitive contracts were not significant. Net gains (losses) on equity investees and other for the prior period were reclassified into investment income and other to conform to the current period presentation.

Income Taxes

Our effective tax rate for the first quarter in both fiscal 2004 and fiscal 2005 was 33%.

FINANCIAL CONDITION

Cash and short-term investments totaled $64.42 billion as of September 30, 2004 compared to $60.59 billion as of June 30, 2004. Equity and other investments were $12.19 billion as of September 30, 2004. The portfolio consists primarily of fixed-income securities, diversified among industries and individual issuers. Our investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S. dollar denominated securities, but also includes foreign currency positions in order to diversify financial risk. The portfolio is primarily invested in short-term securities to minimize interest rate risk and facilitate rapid deployment for immediate cash needs.

Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or annually at the beginning of each billing coverage period, that are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the related product’s life cycle.

The components of unearned revenue were as follows:

(In millions)	June 30 2004	September 30 2004
Volume licensing programs	$5,075	$4,805
Undelivered elements	2,358	2,262
Other	744	715

Unearned revenue	$8,177	$7,782

Unearned revenue by segment was as follows:

(In millions)	June 30 2004	September 30 2004
Client	$2,822	$2,706
Server and Tools	2,370	2,310
Information Worker	2,586	2,388
Other segments	399	378

Unearned revenue	$8,177	$7,782

Unearned revenue as of September 30, 2004 decreased $395 million from June 30, 2004, reflecting recognition of unearned revenue from multi-year licensing that has outpaced additions by $270 million, and a $96 million decline in revenue deferred for undelivered elements. We earned approximately $379 million and $37 million from the Upgrade Advantage programs for the three months ended September 30, 2003 and 2004, respectively, and do not expect to earn a meaningful amount of revenue in the future.

The following table outlines the expected recognition of $7.78 billion of unearned revenue at September 30, 2004:

(In millions)	Recognition of Unearned Revenue
Three months ended:
December 31, 2004	$2,501
March 31, 2005	1,828
June 30, 2005	1,243
September 30, 2005	577
December 31, 2005 and thereafter	1,633

Unearned revenue	$7,782

Cash Flows

Cash flow from operations for the three months ended September 30, 2004 increased $583 million from the first quarter of fiscal 2004 to $4.01 billion, due to a $287 million increase in net income and $306 million decrease in impact of deferred revenue. Cash used for financing was $738 million in the first quarter of fiscal 2005, an increase of $388 million from the corresponding period in fiscal 2004. The increase reflects the $870 million cash dividend paid in the first quarter of fiscal 2005. In addition, cash used for common stock repurchases was $355 million in the first quarter of fiscal 2005 compared to $1.05 billion in the first quarter of fiscal 2004. Cash used for investing was $8.11 billion in the first quarter of fiscal 2005, an increase of $4.37 billion from the first quarter of fiscal 2004, due to a $4.36 billion increase in combined investment sales, purchases and maturities combined with the effect of purchasing more highly liquid securities considered cash equivalents during the prior quarter.

For More Information:

Curt Anderson, General Manager, Investor Relations, (425) 706-3703